                                                                    EXHIBIT 10.4



                       FIRST AMENDMENT TO EMPLOYMENT AGREEMENT


     This First Amendment to Employment Agreement is made and entered into on this __ day of February, 1998, between URSUS TELECOM CORPORATION (the "Company") and Jeffrey Chaskin (the "Executive").

                                PRELIMINARY STATEMENT

     The parties have previously entered into an Employment Agreement dated as of January 1, 1998 (the "Agreement") and have agreed to amend certain provisions of the Agreement as set forth below.

NOW, THEREFORE, in consideration of the agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, the parties, intending to be legally bound, agree as follows:

1. The provisions of this First Amendment shall govern and control over any conflicting or inconsistent provisions in the Agreement, but except as modified hereby, all provisions of the Agreement remain unmodified and in full force and effect and are hereby reaffirmed by each of the parties hereto. Unless otherwise defined herein, all capitalized terms shall have the same meanings as provided therefor in the Agreement.

2.   Section 3 of the Agreement is amended as follows:

     (a) To provide that Base Salary shall be $225,000 for the year beginning January 1, 1998, and that Base Salary shall increase by $25,000 each year thereafter during the Term (I.E., Base Salary of $250,000 in 1999, $275,000 in 2000, $300,000 in 2001 and $325,000 in 2002).

     (b) To provide that Executive shall receive an annual fixed bonus (the "Fixed Bonus") of $45,000, payable at the time of the first normal pay period of each new calendar year during the Term, commencing in January 1998. The Fixed Bonus shall be payable in addition to and exclusive of the Base Salary, the Second Bonus, the Annual Bonus and any and all other bonuses and compensation that may be paid to Executive during any fiscal year.

     (c) To provide that Executive shall be entitled to a second bonus (the "Second Bonus") of $45,000 for each $1 million of EBITDAB that the Company realizes during each fiscal year during the Term (starting with the fiscal year commencing April 1, 1998), calculated on a pro rata dollar-for-dollar basis (I.E., an increase in the Second Bonus of $0.045 for each $1 of EBITDAB). If any Second Bonus, as so determined, is an amount that includes a fraction of a cent, it shall be rounded up to the nearest whole cent.

          The maximum Second Bonus payable in respect of any single fiscal year shall be $180,000 (for EBITDAB of over $4 million, the Executive shall receive the Annual Bonus, determined in the manner set forth in (d) below, in addition to the Second Bonus).

          The Second Bonus shall be payable in addition to and exclusive of the Base Salary, the Fixed Bonus, the Annual Bonus and any and all other bonuses and compensation that may be paid to Executive during any fiscal year.

     (d)  To amend the second and third sentences in the second paragraph of
     Section 3 by deleting the same in their entirety, and substituting therefor:

          "For each fiscal year during the term of this Agreement in which EBITDAB exceeds $4 million, the Annual Bonus payable to Executive shall equal twenty percent (20%) of Base Salary, plus an amount that equals an additional five percent (5%) of Base Salary for each $1 million of EBITDAB in excess of the first $4 million. The Annual Bonus shall be computed on a pro rata dollar-for-dollar basis with EBITDAB in excess of $4 million (I.E., an increase in the Annual Bonus of 0.000005% of Base Salary for each $1 increase in EBITDAB). If any Annual Bonus, as so determined, is an amount that includes a fraction of a cent, it shall be rounded up to the nearest whole cent. If the Company shall have at least $4 million in EBITDAB in any fiscal year during the Term, then the Annual Bonus shall be payable in respect of such fiscal year in addition to and exclusive of the Base Salary, the Fixed Bonus, the Second Bonus and any and all other bonuses and compensation that may be paid to Executive during such year."

     (e) To provide that the aggregate amount of Fixed Bonus, Second Bonus and Annual Bonus that the Executive may receive in respect of any single fiscal year shall not exceed 200% of the Executive's Base Salary as in effect at the end of such fiscal year.

     (f) To provide that the Second Bonus shall be payable monthly, based on the EBITDAB reflected on the Company's unaudited financial statements for the current fiscal year through the end of such month, and subject to adjustment to reflect cumulative EBITDAB for subsequent months in the fiscal year and to reconcile the same to the EBITDAB reflected on the Company's financial statements as filed on Forms 10-Q and 10-K (and any successor such Forms). To the extent any Second Bonus is payable for any month in which Executive was not employed for the full month, the Second Bonus payable for such month shall be prorated based on the actual number of days during the month that Executive was employed by the Company.

     (g) To provide that for purposes of paying periodic installments of the Second Bonus and Annual Bonus, the EBITDAB for the respective period for which it being paid shall be annualized. For example, if the Company records EBITDAB of $250,000 for the first month of a fiscal year, and $150,000 in the second month of such fiscal year then the Second Bonus for the first such month would be $11,250, and for the second such month would be $3,750. The calculation for the first month would be to annualize $250,000 of one months' EBITDAB to equal $3,000,000 of annual EBITDAB, corresponding to a

     $135,000 annual Second Bonus and a payment of 1/12 such amount ($11,250) since only one month had expired. For the second month, the cumulative $400,000 of two months' EBITDAB would annualize to $2,400,000, producing a $90,000 annual Second Bonus, of which $15,000 would accrue for the two months, and less the $11,250 paid for the first month would leave $3,750 to be paid.

     (h) To provide that if the Agreement shall terminate at any time prior to the Company's fiscal year end due to expiration of the Term without renewal, then the Fixed Bonus, Second Bonus and Annual Bonus shall be payable on the same terms and conditions as would have applied if, and shall be calculated in the same manner as if, Executive had remained employed by the Company under the Agreement through the end of such fiscal
     year.   If  the Agreement shall terminate at any time prior to the
     Company's fiscal year end by reason of termination by the Company without "cause" or termination by Executive for "good reason", then the provisions of section 10 of the Agreement, amended as provided in 4 and 5 below, shall apply with respect to the payment of bonuses.

     (i) Notwithstanding any conflicting provisions hereof, the Executive shall not be required to refund any advance payments of the Second Bonus or Annual Bonus as a result of any interim reconciliation based on unaudited EBITDAB; but only based upon the EBITDAB reflected in the Company's annual audited financial statements.

3. The last sentence of Section 8 of the Agreement is deleted and amended in its entirety to read as follows: "Chaskin hereby disclaims any right to receive a pro rata portion of any bonus that has not yet been paid to him with respect to the fiscal year in which such termination occurs."

4. Section 10 is amended to provide that if the last day of the balance of the term of the Agreement, or if the last day of the twelve month period following termination (whichever is applicable), is prior to the end of a fiscal year of the Company, then the Annual Bonus and Second Bonus payable for such year shall be calculated and paid with respect to the full fiscal year.

5. For purposes of Sections 8 and 10 of the Agreement, the Second Bonus shall be treated as if it were part of the Annual Bonus (i.e., any portion of it that has not yet been paid shall not be paid in the event of termination of the Term for "cause", but shall be paid in the event of termination of the Term by the Company without "cause" or by the Executive for "good reason.")

     IN WITNESS WHEREOF, this Agreement has been executed and delivered in the manner prescribed by law on the date first written above.




URSUS TELECOM CORPORATION


By: ______________________                   ______________________________
     Authorized Signatory                           Jeffrey Chaskin